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Magna Entertainment Corp.
337 Magna Drive Aurora, Ontario, Canada L4G 7K1

Exhibit 99.1

PRESS RELEASE
MAGNA ENTERTAINMENT CORP.

November 3, 2004, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC") (NASDAQ: MECA; TSX: MEC.A) is pleased to report that, based on results posted by the Oklahoma State Election Board at the time of this release, approximately 59% of Oklahoma voters have voted in favor of State Question 712. These election results are scheduled for certification by the State Election Board, subject to contest of election or petition for recount, on November 9, 2004 and will become final and official at that time. Majority voter approval of this Question enacts the "State-Tribal Gaming Act", which provides for a model tribal-state gaming compact for the conduct of specified types of gaming and, following ratification of that model compact by at least four Oklahoma Indian tribes, authorizes electronic gaming operations at the three privately-owned Oklahoma racetracks and directs a share of gaming revenues from Tulsa area tribes to the publicly-owned fourth track. The types of electronic gaming devices the private racetracks are authorized to conduct include Electronic Bonanza-style Bingo, Electronic Instant Bingo, Electronic Amusement Games, and any other Class II electronic game operated by an Oklahoma Indian tribe, all as specifically authorized by the State.

Remington Park, MEC's wholly-owned thoroughbred racetrack in Oklahoma, is permitted under the Act to operate 650 electronic gaming devices. This amount may be increased by a further 50 machines in each of years three and five following issuance of Remington Park's gaming license, for a possible total of 750 machines. The Act permits the other two private racetracks, Will Rogers Downs and Blue Ribbon Downs, to operate a maximum of 250 machines. Gaming operations at the racetracks are permitted for up to 18 hours per day, not to exceed 106 hours per week. The distribution of revenues from the racetracks' electronic gaming operations will vary based on the annual gross revenues of the racetrack from gaming less all monetary payouts ("Adjusted Gross Revenues"). The legislation allocates between 10% and 30% of the Adjusted Gross Revenues from gaming at each racetrack to the State (primarily for the funding of education), between 20% and 30% for the benefit of horsemen and the remaining 50% to 60% to the racetrack, out of which the racetrack operator will pay its capital and operating costs. MEC intends to immediately pursue Remington Park's application for a gaming license in accordance with the requirements of the Act and associated Regulations.

At the time of this release, results of voting on Amendment 4 to the Florida State Constitution have not been finalized. An affirmative majority vote on Amendment 4 would immediately amend Article X of the Florida Constitution to permit the governing bodies of Miami-Dade and Broward Counties to each hold a county-wide referendum on whether to authorize slot machines within existing, licensed pari-mutuel facilities that have conducted live racing or games during each of the last two years. MEC owns and operates Gulfstream Park, a licensed pari-mutuel facility that has conducted live racing during each of the last two years in Broward County.

MEC is North America's largest owner and operator of horse racetracks, based on revenue. It acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities. Additionally, MEC owns and operates XpressBet™, a national Internet and telephone account wagering systems, and HorseRacing TV™, a 24-hour horse racing television network.

This press release may contain "forward-looking statements" within the meaning of applicable securities legislation, including the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, among others, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; proposed new racetracks or other developments, products and services; projections, predictions, expectations, estimates or forecasts as to our financial and operating results and future economic performance; and other matters that are not historical facts. Forward-looking statements should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or the times at or by which such performance or results will be achieved. Forward-looking statements are based on information available at the time and/or management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Important factors that could cause such differences include, but are not limited to, the factors discussed in the "Risk Factors" section of MEC's Annual Report on Form 10-K for the year ended December 31, 2003 and our subsequent public filings. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

For more information contact:
Brian J. Budden
Director, Gaming
Magna Entertainment Corp.
337 Magna Drive
Aurora, Ontario
L4G 7K1
905-726-7076

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PRESS RELEASE MAGNA ENTERTAINMENT CORP.